EXHIBIT 10.7

Framework Agreement on
PGDP Turnover
This Framework Agreement (“Framework Agreement”) between the U.S. Department of Energy (“DOE”) and the United States Enrichment Corporation (“USEC”) establishes a framework for the de-lease and return of the Leased Premises at the Paducah Gaseous Diffusion Plant (“PGDP”) consistent with the Lease Agreement Between DOE and USEC dated July 1, 1993 (the “GDP Lease”). DOE and USEC recognize the importance of working cooperatively to ensure an efficient, safe and smooth return of Leased Premises of PGDP. DOE and USEC will agree to promptly identify issues and to cooperatively resolve them through a process that raises the issues from the working team, to the PPPO/USEC Managers and DOE Lease Administrator, and to DOE/USEC HQ, as needed, for resolution. Both Parties agree to work cooperatively to accomplish a smooth transition at PGDP in accordance with the following:

1.
The GDP Lease will terminate with respect to PGDP on August 1, 2015, two (2) years from USEC’s August 1, 2013 formal notification to DOE of its termination of the GDP Lease for the Paducah GDP pursuant to section 12.1 of the GDP Lease, unless an earlier date is agreed to in writing by both DOE and USEC, in accordance with the terms and conditions set forth in Section 2, below.

2.
Notwithstanding Section 1, all of the Leased Premises[1] will be de-leased and returned to DOE on or before October 1, 2014 (the “Return Date”) provided that all of the following conditions are met: (a) USEC hereby waives any rights it believes it may have under Sections 3.4 and 3.5 of the GDP Lease to return any portion of the Leased Premises prior to October 1, 2014; thus the return of any portion of the Leased Premises at PGDP prior to October 1, 2014 shall be at DOE’s sole discretion; (b) To the extent necessary to permit the return of the entire Leased Premises to DOE, DOE’s new Deactivation Contractor at Paducah has completed mobilization and is ready to take control of the entire Leased Premises, including the ability to safely and securely manage the Leased Premises following their return to DOE; (c) sufficient funding is appropriated for the Deactivation Contractor and PPPO to perform activities necessary to enable DOE to accept the Lease Premises in accordance with applicable laws and regulations; and (d) USEC complies with the Plan to Meet the Lease Turnover Requirements at the GDP (The Turnover Plan) dated June 11, 2014 (Revision 2), and the attachment to this Framework Agreement. In the event any of the conditions (a) through (d) are not met on October 1, 2014, DOE and USEC agree to use good faith efforts to de-lease and return the Leased Premises as quickly as possible after October 1, 2014, on a mutually agreeable date subject to the satisfaction of the conditions (a) through (d) herein and the GDP Lease.

1 The de-lease or return of Leased Premises is meant to also include the return of Leased Personalty and USEC’s election to leave behind personal property in accordance with the provisions of the GDP Lease or the Turnover Plan when the Leased Premises are returned to DOE.

3.
USEC agrees to continue to provide services to DOE under the Services MOA. USEC shall not be required to retain any resources above that required to meet USEC’s programmatic requirements unless DOE has entered into a fully funded and binding work authorization for such services that provides for the cost of retaining the additional resources which will be fully reimbursed by DOE. Further, USEC agrees it will continue to provide services contracted for and funded by DOE during the pendency of any dispute that may arise to the extent allowed by law/regulation. Accordingly, DOE will pay USEC any amount owed based on resolution of any dispute.

4.
Upon mutual agreement, DOE may provide limited services requested by USEC. DOE’s agreement to provide any services to USEC is subject to the following conditions: (a) the provision of such services must not interfere with DOE’s mission; and (b) USEC must reimburse DOE the full costs for any and all services in accordance with the Services MOA including making full payment in advance.

5.
The Leased Premises will be returned to DOE in accordance with Section 4.4, Turnover Requirements, in the GDP Lease. The specific details implementing the requirements of the GDP Lease have been agreed upon in the Turnover Plan prepared by USEC, dated June 11, 2014, which reflects adherence to the Lease Turnover Requirements and other USEC activities and DOE commitments set forth in the Attachment to this Framework Agreement.

6.
USEC and DOE will work cooperatively to develop a smooth transition from NRC regulatory oversight to DOE regulatory oversight, including working with the NRC and working cooperatively to support DOE’s development of a Basis of Interim Operations (BIO) for the GDP. USEC agrees to provide, at no cost to DOE, access to, and if requested by DOE, electronic copies of available USEC information, including but not limited to, current USEC Safety Analysis Report, associated references, supporting analysis, nuclear criticality safety documentation, data bases, spreadsheets, analytical data, and other documents that would support development of a BIO and implementation of a nuclear criticality safety program. Nothing herein shall require USEC to provide any information owned or controlled by third parties that may be licensed to or in the possession of USEC, e.g. software licenses.

7.
DOE information requests will be processed using the currently established Request for Information (RFI) process. USEC agrees that access to and electronic copies of the information will be provided to DOE at no cost to DOE. USEC will provide currently existing information as requested by DOE and, if available in USEC archives, in the form requested, including:

(a)	Information on the condition of Lease Premises to be returned to DOE;

(b)
procedures and other data, including data bases, working files, and data residing on individual local drives or on shared networks necessary to support facility operations (including USEC Proprietary Information), necessary to maintain/operate facilities; and

(c)
information otherwise necessary to facilitate turnover of the Leased Premises to DOE’s contractor, including information required by DOE to develop an RFP, evaluate proposals, and to assist DOE to develop a BIO.

USEC agrees to provide this information to DOE and its contractors, including DOE’s Deactivation Contractor and qualified bidders, for use in performing services at PGDP under contract to DOE or preparing proposals to DOE to perform services at PGDP under contract with DOE. USEC’s agreement to provide information does not include any USEC proprietary financial information (including cost or pricing information) or information that is restricted because of privacy concerns. Further, USEC procedures provide for review and marking of documents containing classified information and UCNI but not for ECI and OUO. Accordingly, information provided to DOE must be screened for ECI and OUO by DOE prior to public release.

8.
Subject to HIPAA and other applicable laws and regulations, DOE and USEC agree to work cooperatively to transfer information such as training files, medical monitoring data and other industrial health related data for the PGDP workforce to the DOE contractors, including DOE’s Deactivation Contractor, at the PGDP for USEC workers who later become employed by those contractors. USEC will provide DOE with information on the timing of USEC’s planned separation of personnel which will include information available on the job classifications planned to be separated. USEC will update such information but it is recognized by DOE and USEC that those workers actually separated at any particular time may vary depending on factors including, but not limited to, the exercise of rights under the collective bargaining agreements and attrition.

9.	Except as expressly provided in Section 2(a) above, nothing in this Framework Agreement shall be deemed to waive any party’s rights under the GDP Lease, other agreement, or law.

10.	This Framework Agreement may only be modified by mutual written agreement by the Parties.

11.
Failure by a party to satisfy a requirement of this Framework Agreement shall be the basis for the other party to terminate this Framework Agreement. The party desiring to terminate this Framework Agreement (“Terminating Party”) shall provide the other party written notice as to the specific basis for the termination. The other party shall have ninety (90) days from receipt of the written notice to cure the failure. Additionally, the other party may, within thirty (30) days from receipt of the written notice, provide any justification/information it wishes to demonstrate that there is not a basis to terminate. The Terminating Party shall have thirty (30) days from receipt to notify the other party as to whether, in its sole discretion, it will proceed with termination. If the matter is resolved, the Terminating Party will provide written notice that it is withdrawing its notice to terminate. The parties may by mutual written agreement extend any time period mentioned in this paragraph.

12.	The Government’s obligations herein are subject to the availability of appropriated funds for this purpose and subject to compliance with all applicable laws and regulations.

This Framework Agreement is agreed to by DOE and USEC as indicated by the signatures of their duly authorized representatives affixed below. This Framework Agreement shall be effective on the date of the last signature below.
/s/ Steve Penrod                6/17/14
Steve Penrod, USEC VP Enrichment        Date
/s/ William E. Murphie                6/17/14
William E. Murphie, Manager, DOE PPPO    Date
/s/ Larry D. Perkins                6/17/14
Larry D. Perkins, DOE Lease Administrator    Date

Attachment

I.	USEC Commitments

1.
Lube Oil Analysis: Provide detailed information on lube oil located in systems or storage tanks. Provide data for these inventories including: identification of the type of oil, analytical test results for viscosity, radiological activity, RCRA metals (including arsenic), and PCB concentration.

2.	Capital Improvements: All USEC capital improvements will remain in place.

3.
Cylinder Movement: Move all remaining UF6 cylinders expected to be left in C-745-H yard at turnover (~531) and another 600 from the furthest east side of C-745-B yard to the USEC Cylinder Yards East of the DUF6 Conversion Facility and South of C-333.

4.
Tc-99 Barrier Sampling: Provide sampling results of Tc-99 and other radiological contaminates of the barrier materials for no less than the nine (9) locations identified in the table below. Samples will be taken from a location as close as feasible to the end of the tube bundles and from tubes that have not been plugged.

List of Converters to Sample Barrier and Analyze for Tc-99
	Converter Number	Stage Location at Time of Failure	Date of Failure or Last On-Line Date	Comment/Current Converter Location
1	C-20096	C-335-4.1.7	7/19/2004	C-331-1.8.9
2	C-759	C-335-4.7.5	6/11/2004	C-331-1.2.9
3	C -15485	C-337-5.3.7	6/2/2009	C-333-2.6.5
4	C-15088	C-337-3.1.7	6/9/2012	C-337 2nd,M-18
5	C-15207	C-337-1.6.2	4/13/2012	C-337 2nd,H-18
6	C-713	C-335-1.6.4	8/29/11	C-335,2nd,CC-29
7	C-00758	C-331-4.3.5	1980	C-331-4.3.5
8	C-00662	C-331-4.6.5	1980	C-331-4.6.5
9	C-00575	C-331-4.9.5	1980	C-331-4.9.5

5.
C-400 Tank/Line De-inventorying: Remove all liquids from C-400 Tanks and Lines specified in the Turnover Plan referenced in this Framework Agreement. This will include draining lines and systems by opening available drain valves and breaking available mechanical joints at low points in these lines and systems. Properly dispose of the liquids in accordance with all applicable permits/laws/regulations.

6.
Access to the C-100 Computer Room: At least one month prior to the agreed Turnover date, USEC will allow DOE to stage and install servers and other related information technology related systems software, and equipment into the C-100 server rooms. Such access and work by DOE will be coordinated with USEC in a manner that minimizes any impact on USEC’s activities. USEC agrees to resolve any USEC labor related issues that could arise as a result of this work in a manner that will not interfere with DOE’s completion of this work.

7.
Cascade Heater System Design and Modification: Ensure building power distribution system can support the installation of an additional 498 30KW electrical heaters. This includes 1) completing all design work for installation of the heaters (including temporary power distribution panels) and 2) making all facility modifications up to, but not including, the installation of the temporary power distribution panels and heaters.

8.
Analytical Laboratory and Process Technology Equipment: As of the agreed Turnover date, USEC will leave behind and transfer to DOE, equipment used by USEC to analyze samples in the Analytical Laboratory or to perform Process Technology evaluations together with documentation, procedures, chemicals, material, standards, unlicensed software, records, etc. necessary for DOE to immediately begin operations in the C-709/C-710 facilities, but will not include precious metals other than those necessary to conduct routine sample analysis activities. In addition, all NDA equipment and the Scanning Electron Microscope will be left behind and transferred to DOE. USEC will provide a detailed list of the equipment and material to be transferred as part of the final Turnover Plan.

II.	DOE Commitments [i]

i DOE’s acceptance of any cylinder, material, property, or other item from USEC in this attachment, the Framework Agreement, or the Turnover Plan, is subject to DOE’s inspection and confirmation that such cylinder, material, property, and item meets the applicable DOE requirements outlined in this Attachment, the Framework Agreement, or the Turnover Plan. All DOE actions in this Attachment, the Framework Agreement, or the Turnover Plan are subject to the availability of appropriated funds for these purposes and are subject to compliance with all applicable laws and regulations.

1.
Early Return of GDP: Notwithstanding the termination date of August 1, 2015, DOE will accept return of the GDP facilities as early as October 1, 2014, subject to compliance with the conditions specified in paragraph 2 of the Framework Agreement, the Turnover Plan, and all turnover requirements in the GDP Lease.

2.
Nuclear Criticality Safety: Upon completion of its review of USEC’s implementation of the NRC approved Nuclear Criticality Safety program by DOE (to be completed within 30 days following receipt of the requested information), and resolution of any outstanding technical issues identified by this review, DOE will accept this program as documentation that USEC meets the Lease Turnover Requirement to remove deposits to the extent necessary to prevent criticality.

3.
Empty 30 and 48 inch Cylinders: Accept return of up to nine thousand (9,000) 30 and/or 48 inch cylinders which have been emptied, (listed in applicable facility file in Electronic Supplement to the Turnover Plan) i.e., 48 inch cylinders containing 50 pounds or less of non-volatile solid heels or 30 inch cylinders containing 25 pounds or less of non-volatile solid heels) located at the PGDP on the date of return. DOE will also accept three (3) 30 inch cylinders that are nominally 25 pounds (highest being 49 pounds) and sixty-two (62) 48 inch cylinders that are nominally 50 pounds (highest being 252 pounds).

4.
Off-Spec UF6 Cylinders: DOE will accept return of 19 USEC “Swiss Feed” Cylinders containing UF6 meeting the ASTM requirements for reprocessed uranium (RU) (listed in C-745-Q file in Electronic Supplement to the Turnover Plan).

5.	Cylinder Model 30B: Accept up to one thousand (1,000) 30B cylinders after the return of the GDP, subject to the following conditions:

•
Of the population of empty 30B cylinders currently stored at PGDP, at least 186 will have hydrostatic testing valid until after October 1, 2015 and of these, at least 82 will have hydrostatic testing valid until after October 1, 2016.

•
USEC will ensure that at least an additional 220 of the empty 30B cylinders to be returned by the end of April 2015 and all will have hydrostatic testing valid through October 1, 2015, with 147 of these having hydrostatic testing valid until after October 1, 2016.

•	The minimum of 406 cylinders discussed above shall meet the following criteria prior to acceptance:

•	Each of these cylinders shall have a certification (including current ASME Code type hydrostatic strength test and an air leak test).

•
Each cylinder shall have been inspected by a Certified Individual (must hold a Certificate of Authorization and have passed the National Board examination sponsored by National Board of Boiler and Pressure Vessel Inspectors) and meet ANSI N14.1, “American National Standard for Nuclear Materials - Uranium Hexafluoride - Packaging for Transport”.

•	Cylinders found to have leaks, excessive corrosion, cracks, bulges, dents, gouges, defective valves, damaged stiffing rings or skirts or other condition which, in the judgment of DOE or DOE’s Contractor render them unsafe or unserviceable, shall be rejected.

•	USEC shall have the right to replace cylinders from the onsite inventory of cylinders to be washed/re-hydro-tested and returned without counting against the total returns of 1,000.

•	No 30B cylinders shall be accepted by DOE after October 31, 2019.

•
Any 30B cylinders arriving at the Paducah site after October 1, 2014 shall be washed unless it is part of the minimum 406 30B cylinders discussed above. Before DOE’s acceptance, USEC shall inspect and accept the cylinders against the wash requirements identified below upon return to the PGDP. “Washed” cylinders shall meet the requirements of ANSI N14.1 “American National Standard for Nuclear Materials - Uranium Hexafluoride - Packaging for Transport,” Appendix B “Method for Large Cylinder Decontamination for Residual UF6 Greater than 1.0wt% 235U.” Washed cylinders may be plugged in-lieu of having a valve re-installed.

6.
USEC owned Sample Containers (1S and 2S): DOE will accept return of up to nine hundred seventy-five (975) empty, full or partially full 1S sample containers (1kg) and up to seven hundred (700) empty, full or partially full 2S sample containers (2kg).